      As filed with the Securities and Exchange Commission on May 29, 1996

                                                       Registration No. 33-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ______________________________

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         _____________________________

                          HOLLINGER INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                95-3518892
         (State or other jurisdiction                   (I.R.S. Employer
       of incorporation or organization)               Identification No.)

                            401 NORTH WABASH AVENUE
                            CHICAGO, ILLINOIS 60611
                                 (312) 321-3000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ______________________________

                               KENNETH L. SEROTA
                          VICE PRESIDENT AND SECRETARY
                          HOLLINGER INTERNATIONAL INC.
                            401 NORTH WABASH AVENUE
                            CHICAGO, ILLINOIS 60611
                                 (312) 321-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ______________________________

                                    Copy to:

                               MICHAEL C. MCLEAN
                           KIRKPATRICK & LOCKHART LLP
                              1500 OLIVER BUILDING
                      PITTSBURGH, PENNSYLVANIA 15222-2312
                                 (412) 355-6458

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this registration statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                         ______________________________

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                   PROPOSED MAXIMUM          PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE           OFFERING PRICE PER        AGGREGATE OFFERING        AMOUNT OF
            TO BE REGISTERED                REGISTERED                SHARE (1)                 PRICE (1)          REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value
  $.01 per share  . . . . . . . . . .   33,610,754 shares            $12.125                  $407,530,393            $140,528
===================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee. Computed in accordance with Rule 457(c) on the basis of the average of the high and low sales prices for the Class A Common Stock on May 22, 1996 as reported on the New York Stock Exchange Composite Tape.

                         ______________________________

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED _______, 1996


                               33,610,754 SHARES


                          HOLLINGER INTERNATIONAL INC.

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                             _____________________

  This prospectus provides for the offering by the Pledgees, as defined below, of up to an aggregate of 33,610,754 shares (the "Pledged Shares") of the Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of Hollinger International Inc. (the "Company"). The Pledged Shares were acquired by Hollinger Inc. ("Hollinger Inc."), a Canadian corporation and the parent corporation of the Company, on October 13, 1995 pursuant to the terms of a Share Exchange Agreement dated as of July 19, 1995 (the "Share Exchange Agreement") entered into between Hollinger Inc. and the Company as part of the corporate reorganization of the international newspaper operations of the Company and Hollinger Inc. (the "Reorganization"). See "Background--Hollinger Inc." The Pledged Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the terms of a Registration Rights Agreement dated February 29, 1996 (the "Registration Rights Agreement") described under "Background -- Pledges."

  UNTIL SUCH TIME AS THE PLEDGEES HAVE FORECLOSED UPON THE PLEDGED SHARES IN ACCORDANCE WITH THE PLEDGES, THE TERMS OF THE HOLLINGER INC. INDEBTEDNESS (AS DEFINED BELOW) AND APPLICABLE LAW, AND RECORD OWNERSHIP OF THE PLEDGED SHARES HAS BEEN TRANSFERRED FROM HOLLINGER INC. TO THE PLEDGEES, NO PLEDGED SHARES WILL BE SOLD PURSUANT TO THIS PROSPECTUS.

  TERMS OF PLEDGE ARRANGEMENTS. Pursuant to the terms of the Hypothecation of Specific Securities dated October 13, 1995 (the "Hypothecation") by Hollinger Inc. in favor of the Canadian Imperial Bank of Commerce ("CIBC"), Hollinger Inc. pledged the Pledged Shares and certain other securities of the Company held by Hollinger Inc. to CIBC as collateral security for the obligations of Hollinger Inc. and certain affiliated companies under a demand operating facility and a revolving debt facility (together, the "CIBC Facility"). See "Background--Pledges."

  Hollinger Inc. subsequently transferred, subject to the Hypothecation, 7,539,028 of the Pledged Shares to 3184081 Canada Limited, a wholly owned subsidiary of Hollinger Inc. ("Canada Limited"), and 15,950,000 of the Pledged Shares to 1159670 Ontario Limited, a wholly owned subsidiary of Hollinger Inc. ("Ontario Limited"). As used in this Prospectus, unless the context otherwise requires, "Hollinger Inc." refers to Hollinger Inc. and its wholly owned subsidiaries, including but not limited to Canada Limited and Ontario Limited.

  Pursuant to the terms of a Securities Pledge Agreement dated February 29, 1996 (the "Securities Pledge Agreement", and together with the Hypothecation, the "Pledges"), Ontario Limited has pledged the 15,950,000 Pledged Shares held by it (the "Ontario Limited Shares") as collateral security for its obligations under a Cdn.$90,000,000 Credit Agreement dated February 29, 1996 (the "Credit Agreement") among Ontario Limited, Hollinger Inc., CIBC, as agent for the Lenders, and CIBC, The Toronto-Dominion Bank and The Bank of Nova Scotia (collectively, the "Lenders", and together with CIBC in its own capacity under the Hypothecation and the CIBC Facility, the "Pledgees").

  In addition to the Pledges, Hollinger Inc. may pledge the Pledged Shares, subject to the Pledges and/or upon release from one or both of the Pledges, to secure other present or future indebtedness of Hollinger Inc. ("Other Indebtedness") to one or more of the Pledgees or to parties other than the Pledgees. As used in this Prospectus, unless the context otherwise requires:
(i) "Pledges" refers to the Pledges, any additional pledges of the Pledged Shares to the Pledgees or other parties as described above; (ii) "Hollinger Inc. Indebtedness" refers to the CIBC Facility, the Credit Agreement and Other Indebtedness, so long as such indebtedness continues to be collateralized by a pledge of the Pledged Securities; and (iii) "Pledgees" refers to both the Pledgees and any additional pledgees.

  MANNER OF SALE OF PLEDGED SHARES. Upon a default by Hollinger Inc. under Hollinger Inc. Indebtedness and a foreclosure upon the Pledged Shares by one or more Pledgees in accordance with the Pledges, the terms of the Hollinger Inc. Indebtedness and applicable law (a "Foreclosure"), such Pledged Shares may be offered or sold by or for the account of the Pledgees, or their transferees, from time to time or at one time, at prices and on terms to be determined at the time of sale, to purchasers directly or by or through brokers, dealers, underwriters or agents who may receive compensation in the form of discounts, commissions or concessions. The Pledgees, or their transferees, and any brokers, dealers, underwriters or agents that participate in the distribution of the Pledged Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any discounts, concessions and commissions received by any such broker, dealer, underwriter or agent may be deemed to be underwriting commissions or discounts under the Securities Act. The Company will not receive any of the proceeds from any sale of the Pledged Shares that may be offered hereby. See "Use of Proceeds," "Background -- Pledges" and "Plan of Distribution."

  The Class A Common Stock is listed on the New York Stock Exchange (the "NYSE") and traded under the symbol "HLR." The last sale price of the Class A Common Stock as reported on the NYSE Composite Tape on May 28, 1996 was $12.75 per share.
                             _____________________

  SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.

                             _____________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             _____________________


             The date of this Prospectus is _______________, 1996.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy solicitation materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Class A Common Stock is listed on the NYSE. Such reports, proxy solicitation materials and other information can also be inspected and copied at the NYSE at 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the offering made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. as set forth above. For further information, reference is hereby made to the Registration Statement, including the exhibits filed as a part thereof or otherwise incorporated herein. Statements made in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is modified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission (File No. 0-24004) pursuant to the Exchange Act are incorporated herein by reference:

  1. the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

  2. the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

  3. the Company's Current Reports on Form 8-K dated February 7, 1996 and April 24, 1996; and

  4. the description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A, as the same may be amended.

  All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Hollinger International Inc., 401 North Wabash Avenue, Chicago, Illinois 60611,
Attention:  Secretary, telephone number (312) 321-3000.

                                  THE COMPANY

  The Company, through subsidiaries and affiliated companies, is a leading publisher of English-language newspapers in the United States, the United Kingdom, Australia, Canada and Israel. Included among the 136 paid daily newspapers which the Company owns or has an interest are the Chicago Sun-Times and The Daily Telegraph. These 136 newspapers have a world-wide daily combined circulation of approximately 4,300,000 (including 2,100,000 attributable to the publications in which the Company has a minority equity interest). In addition, the Company owns or has an interest in 395 non-daily newspapers as well as magazines and other publications. The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions. Since the Company's formation in 1986, the existing senior management team has acquired over 425 newspapers and related publications in the United States, The Daily Telegraph in the United Kingdom and The Jerusalem Post in Israel, and has made significant investments in newspapers in Australia and Canada.

  The Company was incorporated in the State of Delaware on December 28, 1990 and its executive offices are located at 401 North Wabash Avenue, Chicago, Illinois 60611, telephone number (312) 321-3000. References herein to the Company refer to Hollinger International Inc. and its subsidiaries, unless the context requires otherwise.

                              RECENT DEVELOPMENTS

  The Telegraph. On April 24, 1996, the Company announced a proposal to acquire all of the outstanding ordinary shares of The Telegraph plc (The Telegraph plc and its consolidated subsidiaries and affiliated companies are referred to herein as "The Telegraph"), not presently controlled by the Company for 560p ($8.46) per share, plus a special cash dividend of 10p ($0.15) per share and a contingent cash payment, each as more fully described below. The total consideration payable by Hollinger International (not including the special dividend to be paid by The Telegraph or the contingent payment) is estimated at approximately $420 million, based on the April 24, 1996 exchange rates.

  The acquisition will be effected by means of a "scheme of arrangement" under the United Kingdom Companies Act 1985 (the "Plan"). As a result, The Telegraph would become a wholly owned subsidiary of the Company. Consummation of the Plan will require the approval of a majority in number, representing three-fourths in value, of the relevant minority holders of The Telegraph shares present and voting at meetings of The Telegraph's shareholders, as well as approval of an English court. It is expected that the Plan, if approved, would be completed in early August 1996. At present, the Company, through certain indirect subsidiaries, owns approximately 64% of The Telegraph's ordinary shares.

  The Company has received commitments for bank credit facilities and bridge financing from The Toronto-Dominion Bank and Toronto Dominion Capital, respectively, to provide the necessary financing for the Plan. In addition, the Company is considering raising up to $150 million in equity financing, subject to market conditions, which may be used to reduce or repay indebtedness to be incurred in connection with the Plan. Consummation of the Plan is not conditioned upon any such equity financing.

  Upon completion of the Plan, The Telegraph will pay a special dividend of 10p per share in place of its normal interim dividend of about half that amount.
In lieu of an immediate cash payment, The Telegraph minority shareholders outside of the United States, Canada and Australia will be entitled to elect to receive payments under the Plan over time through a guaranteed loan note. The Telegraph minority shareholders will be entitled to receive a further cash payment if The Telegraph's 25% interest in John Fairfax Holdings Limited ("Fairfax") is sold in the next two years at a price (net of any tax incurred in the disposal or distribution of disposal proceeds) in excess of $3.00 (Australian) per share. The per share amount of any such additional cash payment will be paid pro rata to minority shareholders of The Telegraph on the basis of the minority's holdings as of the effective date of the Plan. The closing market price of the ordinary shares of Fairfax was $2.90 (Australian) per share on April 23, 1996.

  The Telegraph's ownership of Fairfax is limited at present by Australian law to 25% of issued capital. The Telegraph has stated that the outcome of a current review of media ownership rules by the Australian government will be taken into account in determining The Telegraph's strategy in relation to its investment in Fairfax. Management of the Company has stated that if The Telegraph is not able to increase its ownership to a level of unambiguous control, it will reluctantly consider disposing of its investment in Fairfax.

  Management of the Company believes that The Telegraph will benefit from being a wholly owned subsidiary in the more broadly-based Hollinger International Group. In addition, the transaction would provide the Company with greater access to The Telegraph's substantial cash flow and enhanced financing and corporate flexibility. The significant administrative costs of maintaining The Telegraph as a separate listed company would be eliminated.

  Southam. On May 24, 1996, Hollinger Inc. announced that one of its wholly owned subsidiaries purchased from a subsidiary of Power Corporation of Canada the 16,349,743 common shares (the "Southam Shares") of Southam Inc. ("Southam") held by Power Corporation, or 21.5% of the outstanding common shares, at a price of $18 per share. The purchase increases Hollinger Inc.'s holdings in Southam to 41% of Southam's outstanding common shares, including 19.4% which is held indirectly by the Company. Hollinger Inc. stated that it intends to further increase its holdings in Southam through permissible off-market transactions to or above 50% of Southam's outstanding common shares. Hollinger Inc. and the Company intend to pool their interests in Southam in a manner that maintains Southam's Canadian tax status as a publisher of Canadian newspapers and periodicals, while ensuring that the maximum possible equity interest in Southam will be owned by the Company.

  The purchase of the Southam Shares was financed through a bank credit facility from CIBC to the Company (the "Southam Facility"), which is guaranteed by Hollinger Inc. The funds under the Southam Facility were advanced by the Company to Hollinger Inc. as an intercompany loan to finance Hollinger Inc.'s purchase. The Hollinger Inc. guarantee is secured by a pledge of the Southam Shares. The Pledged Shares also serve as collateral for the Southam Facility. In addition, Hollinger Inc. has pledged 14,990,000 shares of the Company's Class B Common Stock to CIBC in connection with the Southam Facility as well for other existing indebtedness. Hollinger Inc. and the Company plan to refinance the Southam Facility through the issuance of debt and equity securities.

  The CIBC Letter Agreement (as defined herein) and the Registration Rights Agreement (as defined herein) were amended to reflect the terms of the Southam Facility. Pursuant to such amendments, it is anticipated that this Prospectus will be amended to reflect the changes to the CIBC Letter Agreement and the Registration Rights Agreement within 60 days of May 24, 1996.

                                  RISK FACTORS

  Prospective investors should carefully consider the following factors relating to the business of the Company, together with the other factors, information and financial data included or incorporated by reference in this Prospectus, before acquiring any of the Pledged Shares that may be offered hereby.

INTERNATIONAL HOLDING COMPANY STRUCTURE

  The Company is an international holding company and its assets consist solely of investments in its subsidiaries and affiliated companies. As a result, the Company's ability to meet its future financial obligations is dependent upon the availability of cash flows from its United States and foreign subsidiaries and affiliated companies (subject to applicable withholding taxes) through dividends, intercompany advances, management fees and other payments. Similarly, the Company's ability to pay dividends on the Class A Common Stock will be limited as a result of its dependence upon the distribution of earnings of its subsidiaries and affiliated companies. The Company's subsidiaries and affiliated companies are under no obligation to pay dividends and, in the case of Hollinger International Publishing Inc., a Delaware corporation and a wholly owned subsidiary of the Company through which the Company holds all the shares of its other subsidiaries ("Publishing"), its principal United States subsidiaries and its majority owned subsidiary, The Telegraph, are or will be subject to statutory restrictions and restrictions in debt agreements that may limit their ability to pay dividends. The Company's right to participate in the distribution of assets of any subsidiary or affiliated company upon its liquidation or reorganization will be subject to the prior claims of the creditors of such subsidiary or affiliated company, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary or affiliated company.

GROWTH STRATEGY

  The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions. The Company's growth strategy presents risks inherent in assessing the value, strengths and weaknesses of acquisition opportunities, in evaluating the costs of new growth opportunities at existing operations and in managing the numerous publications it has acquired and improving their operating efficiency. While the Company believes that there are significant numbers of potential acquisition candidates, the Company is unable to predict the number or timing of future acquisition opportunities or whether any such opportunities will meet the Company's acquisition criteria or, if such acquisitions occur, whether the Company will be able to achieve improved operating efficiencies or enhanced profitability. Accordingly, there can be no assurance that the Company will continue to experience the rate of growth that it has had in the past or that any future acquisitions will have a positive effect on earnings and cash flow. In addition, the Company's acquisition strategy is largely dependent on the Company's ability to obtain additional debt financing on acceptable terms.

SUBSTANTIAL LEVERAGE; RESTRICTIVE ARRANGEMENTS

  The Company and its subsidiaries have substantial leverage and have substantial debt service obligations as well as obligations under the Series A Convertible Redeemable Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), of the Company (which is convertible into shares of Class A Common Stock) and redeemable preferred shares of its subsidiaries. The instruments governing the terms of the principal indebtedness and redeemable preferred stock of the Company, Publishing and its principal United States and foreign subsidiaries contain various covenants, events of default and other provisions that could limit the financial flexibility of the Company, including the payment of dividends with respect to outstanding Common Stock and Preferred Stock and the implementation of its growth strategy.

  The substantial leveraged position of the Company could make it vulnerable to a downturn in the operating performance of its business or a downturn in economic conditions and could have the following consequences: (i) the Company's ability to obtain additional debt financing on attractive terms for corporate or other purposes, including the financing of future acquisitions, may be impaired; (ii) the funds available to the Company for its operations and for dividends on its Common Stock may be reduced as a result of the use of an increased portion of available cash flow to pay debt service; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and (iv) such indebtedness and outstanding redeemable preferred stock contain financial and restrictive covenants (including certain change of control provisions related to Hollinger Inc.'s control of the Company), the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

  On February 7, 1996, Publishing completed a public offering of $250 million principal amount of 9 1/4% senior subordinated notes due February 1, 2006 (the "Notes") priced at par (the "Notes Offering"). Payment of the principal of, premium, if any, and interest on the Notes was guaranteed by the Company on an unsecured senior subordinated basis. Concurrently with the Notes Offering, Publishing entered into a credit agreement with two banks (the "Publishing Credit Facility"). The Publishing Credit Facility consists of a five-year non-amortizing revolving credit facility with a maximum of $100 million of available credit (including a $10 million letter of credit subfacility). As of the date hereof, no amounts have been borrowed under the Publishing Credit Facility other than $2.4 million under letters of credit issued pursuant to the letter of credit subfacility. The Company has guaranteed on a senior basis, the payment of Publishing's obligations under the Publishing Credit Facility.

  The Publishing Credit Facility contains customary events of default, including, without limitation, certain change of control provisions that are substantially similar to those applicable to the Notes, described below. The indenture relating to the Notes (the "Indenture") provides that upon a change of control (as defined below), each holder of the Notes has the right to require that Publishing purchase all or any portion of such holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase. A "change of control" is defined in the Indenture to include, among other things, (i) any person other than Conrad M. Black beneficially owning voting stock representing more than 50% of the total voting power of Hollinger Inc. or the Company, (ii) the Company ceasing to directly or indirectly own 100% of the voting stock of Publishing, (iii) the occurrence of a business combination in which either (a) Publishing or the Company is not the surviving corporation or (b) there shall be a reclassification of the voting stock of Publishing or the Company in which the holders of 50% of the voting stock of Publishing prior to such transaction shall no longer hold at least 50% of the voting stock of Publishing or the Company, or (iv) any person shall own or control a greater percentage of the voting stock of the Company than Conrad M. Black and a Rating Decline (as defined in the Indenture) shall occur.

CONTROL BY HOLLINGER INC.

  Hollinger Inc. owns the Pledged Shares and all of the outstanding shares of the Company's Class B Common Stock, par value $.01 per share ("Class B Common Stock," and together with Class A Common Stock, "Common Stock"), constituting approximately 66.5% of the combined equity interest in the Company and approximately 88.2% of the combined voting power of the Company's Common Stock (without giving effect to any conversion of Series A Preferred Stock into shares of Class A Common Stock). Hollinger Inc. is effectively controlled by Mr. Conrad M. Black, Chairman of the Board and Chief Executive Officer of Hollinger Inc. and the Company, through his direct and indirect ownership and control of Hollinger Inc.'s securities. As a result, Hollinger Inc. is in a position to control the outcome of substantially all actions requiring stockholder approval, including the election of the entire Board of Directors. The retention by Hollinger Inc. of securities representing more than 50% of the voting power of the Company's outstanding Common Stock will preclude any acquisition of control of the Company not favored by Hollinger Inc. Subject to the fiduciary responsibilities of the directors of the Company to all stockholders and the terms of agreements defining the ongoing relationships between Hollinger Inc. and the Company, Hollinger Inc., through its ability to control the outcome of any election of directors, will continue to be able to direct management policy, strategic direction and financial decisions of the Company. Mr. Black has advised the Company that Hollinger Inc. does not presently intend to reduce its voting power in the Company's outstanding Common Stock to less than 50%. Furthermore, Mr. Black has advised the Company that he does not presently intend to reduce his voting control over Hollinger Inc. such that a third party would be able to exercise effective control over it.

  If the Pledgees were to effect a Foreclosure upon all of the Pledged Shares, Hollinger Inc. would continue to own 20.5% of the combined equity interest and 72.1% of the combined voting power of the outstanding Common Stock of the Company (without giving effect to any conversion of Series A Preferred Stock into shares of Class A Common Stock). As a result, Hollinger Inc. would continue to be able to control the outcome of any election of directors and to direct management policy, strategic direction and financial decisions of the Company. Also, a default by Ontario Limited under the Credit Agreement and a foreclosure upon only the Ontario Limited Shares in accordance with the Securities Pledge Agreement, the terms of the Credit Agreement and applicable law is not expected to result in a change of control of the Company; provided, however, that CIBC may determine that such a default constitutes a default under the CIBC Facility. A default by Hollinger Inc. under the CIBC Facility and a foreclosure upon the Pledged Shares and the other securities of Company owned by Hollinger Inc. that are subject to the Hypothecation, in accordance with the Hypothecation, the terms of the CIBC Facility and applicable law could result in a change of control of the Company.

NEWSPAPER INDUSTRY COMPETITION

  Revenues in the newspaper industry are dependent primarily upon advertising revenues and paid circulation. Competition for advertising and circulation revenue comes from local and regional newspapers, radio, broadcast and cable television, direct mail, and other communications and advertising media that operate in the Company's markets. The extent and nature of such competition is, in large part, determined by the location and demographics of the markets and the number of media alternatives in those markets.

CYCLICALITY OF REVENUES

  Advertising and, to a lesser extent, circulation revenues of the Company, as well as those of the newspaper industry in general, are cyclical and dependent upon general economic conditions. Historically, increases in advertising revenues have corresponded with economic recoveries while decreases, as well as changes in the mix of advertising, have corresponded with general economic downturns and regional and local economic recessions.

NEWSPRINT COSTS

  Newsprint represents the single largest raw material expense of the Company's newspapers throughout the world and, together with employee costs, is one of the most significant operating costs. Newsprint costs increased approximately 40% per metric ton in 1995 on an industry-wide basis and are expected to continue to increase in 1996. Although the Company has implemented measures in an attempt to offset the rise in newsprint prices, such as reducing page width and managing its return policy, such increases have had an adverse effect on the Company's results of operations. The Company has no effective ability to use long term fixed price newsprint supply contracts to hedge its exposure fluctuations.

FOREIGN OPERATIONS AND CURRENCY EXCHANGE RATES

  Operations outside of the United States accounted for approximately 42% of the Company's operating revenues and approximately 42% of the Company's operating income for the year ended December 31, 1995. In addition, equity in earnings of affiliates (principally Fairfax and Southam) are in foreign currencies. In general, the Company does not hedge against foreign currency exchange rate risks. As a result, the Company may experience economic loss and a negative impact on earnings with respect to its investments and on dividends from its foreign subsidiaries, solely as a result of currency exchange rate fluctuations.

DIVIDEND POLICY

  The Company has paid quarterly dividends on its Common Stock since the third quarter of 1994. As an international holding company, the Company's ability to declare and pay dividends in the future with respect to its Common Stock will be dependent, among other factors, upon its results of operations, financial condition and cash requirements, the ability of its United States and foreign subsidiaries (principally The Telegraph) to pay dividends and make other payments to the Company under applicable law and subject to restrictions contained in existing and future loan agreements, the preference share and other financing obligations to third parties relating to such United States or foreign subsidiaries or the Company, as well as foreign and United States tax liabilities with respect to dividends and other payments from those entities.

LIMITATIONS ON CONTROL OF THE TELEGRAPH, FAIRFAX AND SOUTHAM

  Various undertakings and contractual agreements entered into by Hollinger Inc., as well as The Telegraph's Articles of Association, presently restrict the Company's future conduct with respect to The Telegraph. Such restrictions may be modified or eliminated upon consummation of the April 24, 1996 proposal to acquire all of the outstanding ordinary shares of The Telegraph not indirectly owned by the Company.

  London Stock Exchange Undertakings. When ordinary shares of The Telegraph were publicly sold and listed on the London Stock Exchange in 1992, an undertaking was given by Hollinger Inc. (on behalf of itself and the other members of the Hollinger Inc. group) to The Telegraph and to the financial advisors to The Telegraph to the effect that neither Hollinger Inc. nor any member of the Hollinger Inc. group will make further purchases of ordinary shares from time to time if, as a result of any such purchase, less than 25% of the issued share capital of The Telegraph (or such other percentage as the London Stock Exchange may accept as not affecting the listing of the ordinary shares) will remain owned by persons not associated with the directors or substantial shareholders of The Telegraph. The purpose of this undertaking was to ensure that The Telegraph's ordinary shares remain listed on the London Stock Exchange. Mr. Black, the Chairman and Chief Executive Officer of Hollinger Inc. and the Company, had made a similar undertaking. The effect of this undertaking is that, unless a general bid for 100% of the shares outstanding is made and succeeds or a scheme of arrangement under the United Kingdom Companies Act 1985 is approved by The Telegraph, its unaffiliated shareholders and an English court, the upper limit of the investment by Hollinger Inc. and affiliated companies and their directors and associates in The Telegraph cannot exceed 75% of the ordinary shares outstanding.

  Co-operation Agreement. Hollinger Inc. is also a party to a Co-operation Agreement with The Telegraph which restricts members of the Hollinger Inc. group (other than The Telegraph and its subsidiaries), from engaging in media businesses in the United Kingdom, the rest of the European Community, Australia or New Zealand (the "Telegraph Territory"), except through their holding of shares in The Telegraph, without The Telegraph's prior consent. In addition, The Telegraph and its subsidiaries are not permitted to engage in media businesses in North America, the Caribbean and Israel without Hollinger Inc.'s prior consent. Hollinger Inc. has also undertaken in the Co-operation Agreement to refrain from exercising any voting rights under its control in The Telegraph on any proposal to change the corporate governance provisions of the Articles of Association described below.

  Articles of Association. The Articles of Association of The Telegraph provide that there must at all times be a majority of directors on the board and on any committee of the board who are "independent directors," that is, a person who is not a director, officer or employee of Hollinger Inc. or a person having a relationship, association or interest which is material to him with or in Hollinger Inc. For the purpose of these provisions, Hollinger Inc. includes its subsidiaries (including the Company) and any person having a relationship, association or interest which is material to it or him with Hollinger Inc. Matters subject to approval by the independent directors alone and by the Audit Committee do not include matters in respect of which Hollinger Inc. or its subsidiaries are treated in a manner similar to other holders of shares of The Telegraph, including the payment of dividends or the issuance of shares. Currently, only three of the 22 directors of The Telegraph (Messrs. Conrad Black, Daniel Colson and David Radler) are non-independent. The Articles of Association of The Telegraph also provide that the Audit Committee of the board must be comprised of independent directors but may include one director who is not an independent director (currently Mr. Colson).

  The Company has agreed that all ordinary shares of The Telegraph within its control will be voted to ensure that Lord Hartwell remains on the Board of Directors of The Telegraph until November 12, 1996 and that The Hon. Adrian M. Berry remains on the Board until he reaches age 65 (he is now 58).

  Southam Joint Venture. The terms of the joint venture between The Telegraph and Hollinger Inc. (to which the Company is bound) relating to the joint investment of First DT Holdings Limited, a United Kingdom holding company and wholly owned subsidiary of the Company, and The Telegraph in Southam through Hollinger-Telegraph Holdings Inc., a United Kingdom holding company owned equally by the Company and The Telegraph, restrict each party's ability to deal both with the underlying shares of Southam and with their own interests in HTH, the jointly owned holding company for the Southam investment. The parties may pledge their interests in HTH to secure financing, so long as the lender agrees to be bound by the terms of the joint venture agreement. The Company's interest in HTH has been pledged to secure the Southam-Linked Debentures. The parties' holdings in Southam are also subject to rights of first refusal under an agreement with an unrelated third party.

  Fairfax. The Telegraph is the single largest shareholder of Fairfax, a publicly owned company, but its ownership is currently limited under Australian law to 25% of Fairfax's issued capital. While The Telegraph has no contractual entitlement to board representation, it is closely involved in the management of Fairfax and is able to exert significant influence over the financial and operating policy decision of Fairfax.

POTENTIAL CONFLICTS OF INTEREST

  The Company and Hollinger Inc. have entered into agreements for the purpose of defining their ongoing relationships, including a Services Agreement (to which Publishing is also a party) and Business Opportunities Agreement. These agreements were developed in the context of a parent-subsidiary relationship and, therefore, were not the result of arms-length negotiations between independent parties.

  Services Agreement. The Services Agreement governs the provision by Hollinger Inc. of certain advisory, consultative, procurement and administrative services to the Company. The Services Agreement also contemplates that the Company may provide services to Hollinger Inc. The party receiving the services will reimburse the party rendering the services for its allocable costs in providing those services, as determined by the provider thereof or, in the case of a guarantee, for an amount equal to the cost to the company of obtaining a bank letter of credit in the amount of such guarantee. The Services Agreement will be in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under certain specified circumstances. Payments made pursuant to the Services Agreement are subject to the review and approval of the Audit Committee of the Board of Directors of the Company.

  Business Opportunities. The Business Opportunities Agreement provides that the Company will be Hollinger Inc.'s principal vehicle for engaging in and effecting acquisitions in newspaper businesses and in related media businesses in the United States, Israel and, through The Telegraph, the Telegraph Territory. Hollinger Inc. has reserved to itself the ability to pursue newspaper and all media acquisition opportunities outside the United States, Israel and the Telegraph Territory, and media acquisition opportunities unrelated to the newspaper business in the United States, Israel and the Telegraph Territory, except that the Company is permitted to increase its indirect investment in Southam. The Business Opportunities Agreement does not restrict newspaper companies in which Hollinger Inc. has a minority investment from acquiring newspaper or media businesses in the United States, Israel or the Telegraph Territory, nor does it restrict subsidiaries of Hollinger Inc. from acquiring up to 20% interests in publicly held newspaper businesses in the United States. The Business Opportunities Agreement will be in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under specified circumstances.

  Continuing Agreements Relating to the Reorganization. Under the Share Exchange Agreement, Hollinger Inc. and the Company have agreed that if the Company proposes to effect a public offering of its equity or equity-linked securities for cash, or to issue equity-linked securities in any acquisition by the Company of the stock or assets of an unrelated corporation or entity, at any time during the 24 months following the closing date of such agreement, the Company's efforts to raise capital through such offering shall have priority over any proposal by Hollinger Inc. to effect a public offering or sale of the Company's equity securities by Hollinger Inc., unless a majority of the disinterested members of an Independent Committee of the Company's Board of Directors shall otherwise agree. For these purposes, an "Independent Committee" means a committee of the Company's Board the majority of the members of which are not employees or directors of Hollinger Inc. or employees of the Company, or another committee of the Company's Board whose membership satisfies any more restrictive requirements of independence of any securities exchange or market in which the Company's equity securities are traded or listed. If during such period Hollinger Inc. proposes to sell or otherwise dispose of any shares of Series A Preferred Stock (other than certain transfers to Hollinger Inc. subsidiaries or affiliates and pledges) or to offer or sell publicly any shares of Class A Common Stock held by it or its affiliates, it shall first consult with the Independent Committee so as not to interfere with any planned capital market activities of the Company to be undertaken within this period.

  Registration Rights Agreements. In connection with the Hypothecation, Hollinger Inc. entered into a letter agreement dated October 13, 1995 with CIBC (the "CIBC Letter Agreement"), pursuant to which Hollinger Inc. has agreed that, in the event that CIBC becomes the record holder of the securities of the Company pledged under the Hypothecation as a result of a foreclosure upon them in accordance with the Hypothecation, the terms of the CIBC Facility and applicable law, Hollinger Inc. will, at the written request of CIBC, use its reasonable best efforts to cause the Company to effect the registration under the Securities Act of all or part of such securities and the shares of Class A Common Stock into which certain of such securities are convertible (but not less than 5,000,000 shares of Class A Common Stock), unless certain exemptions from the registration provisions of the Securities Act are applicable to the transactions proposed by CIBC. Hollinger Inc. has further agreed to pay all registration expenses (other than any underwriting discounts or commissions) in connection with such a registration. Hollinger Inc.'s undertakings in the CIBC Letter Agreement are subject to Hollinger Inc.'s obligations under the Share Exchange Agreement (including those described above) and were modified by the Registration Rights Agreement.

  In connection with the Securities Pledge Agreement, Ontario Limited, Hollinger Inc. and the Lenders entered into the Registration Rights Agreement. The Registration Rights Agreement provides that Hollinger Inc. and Ontario Limited will use their reasonable best efforts to cause the Company to effect a "shelf registration" under the Securities Act of the Pledged Shares (consisting of the 10,121,726 shares held directly by Hollinger Inc., the 7,539,028 shares held by Canada Limited, and the 15,950,000 shares held by Ontario Limited) at the earliest possible date, but, in any case, not later than May 29, 1996. In connection with such registration, Hollinger Inc. will pay all registration expenses (other than any underwriting discounts or commissions), and all other selling expenses incurred by the Lenders will be borne by Hollinger Inc. and Ontario Limited. In accordance with the Registration Rights Agreement, this Registration Statement is being used to register the Pledged Shares pledged as collateral to both CIBC and the Lenders. The Registration Rights Agreement also provides that with respect to the shares of Class B Common Stock and the Series A Preferred Stock the registration rights undertaking by Hollinger Inc. pursuant to the CIBC Letter Agreement shall remain in full force and effect.

                                USE OF PROCEEDS

  None of the net proceeds from any sale of the Pledged Shares offered hereby will be available for use by the Company or otherwise for the Company's benefit.

                                   BACKGROUND

HOLLINGER INC.'S CONTROL OF THE COMPANY

  Hollinger Inc. owns the Pledged Shares and all of the 14,990,000 outstanding shares of Class B Common Stock of the Company.

  The Company's Restated Certificate of Incorporation, as amended, provides that holders of Class B Common Stock are entitled to ten votes per share and holders of Class A Common Stock are entitled to one vote per share. The holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law or on a vote to issue or increase the authorized number of shares of Class B Common Stock. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock.

  As a result, Hollinger Inc. owns 66.5% of the combined equity interest and 88.2% of the combined voting power of the outstanding Common Stock of the Company and is in a position to control the outcome of substantially all actions requiring stockholder approval, including the election of the entire Board of Directors. In addition, Hollinger Inc. owns all outstanding shares of Series A Preferred Stock of the Company, which are convertible at any time into shares of Class A Common Stock at the initial conversion price of $14 per share. Based on the initial conversion price, 5,791,043 shares (the "Initial Conversion Shares") of Class A Common Stock would have been issuable upon the conversion of the Series A Preferred Stock as of October 13, 1995, the date on which the shares of Series A Preferred Stock were acquired pursuant to the Share Exchange Agreement (with each share of Series A Preferred Stock having a redemption price of Cdn.$146.625 and assuming an exchange rate of $1.00 per Cdn.$1.3374, as in effect on October 13, 1995). The number of shares of Class A Common Stock into which the Series A Preferred Stock may be converted will fluctuate from time to time based on changes in the conversion rate and/or the exchange rate. If the Initial Conversion Shares were deemed to be outstanding, Hollinger Inc. would own 69.0% of the combined equity interest and 88.6% of the combined voting power of the outstanding Common Stock of the Company.

  Hollinger Inc. is effectively controlled by Mr. Conrad M. Black, Chairman of the Board and Chief Executive Officer of Hollinger Inc. and the Company, through his direct and indirect ownership and control of Hollinger Inc.'s securities. Mr. Black has advised the Company that Hollinger Inc. does not presently intend to reduce its voting power in the Company's outstanding Common Stock to less than 50%. Furthermore, Mr. Black has advised the Company that he does not presently intend to reduce his voting control over Hollinger Inc. such that a third party would be able to exercise effective control over it.

  If the Pledgees were to effect a Foreclosure upon all of the Pledged Shares, Hollinger Inc. would continue to own 20.5% of the combined equity interest and 72.1% of the combined voting power of the outstanding Common Stock of the Company (26.4% and 72.8%, respectively, if the Initial Conversion Shares were deemed to be outstanding). As a result, Hollinger Inc. would continue to be able to control the outcome of any election of directors and to direct management policy, strategic direction and financial decisions of the Company after a Foreclosure.

  In addition to being convertible at any time at the option of the holder into one share of Class A Common Stock, each share of Class B Common Stock is transferable by Hollinger Inc. to a subsidiary or an affiliate of

Hollinger Inc. In addition, each share of Class B Common Stock is automatically convertible into a share of Class A Common Stock at the time it is sold, transferred or otherwise disposed of by Hollinger Inc. or a subsequent permitted transferee to any third party (other than a subsidiary or an affiliate of Hollinger Inc. or such subsequent permitted transferee) unless such purchaser or transferee offers to purchase all shares of Class A Common Stock from the holders thereof for an amount per share equal to the amount per share received by the holder of the Class B Common Stock (a "Permitted Transaction").

  Accordingly, Hollinger Inc. may sell or transfer shares of Class B Common Stock, and thus potentially voting control of the Company, to an unaffiliated third person provided such purchaser or transferee offers to purchase all shares of Class A Common Stock from the holders thereof for an amount per share equal to the amount per share received by Hollinger Inc. for the Class B Common Stock.

PLEDGES

  Notwithstanding the restrictions on permitted transfers, any holder of Class B Common Stock may pledge his or its shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the transfer restrictions described above. In the event that shares of Class B Common Stock are so pledged, the pledged shares shall not be converted automatically into Class A Common Stock. However, if any such pledged shares become subject to any foreclosure, realization or other similar action of the pledgee, such shares shall be converted automatically into shares of Class A Common Stock unless they are sold in a Permitted Transaction.

  The Company's Restated Certificate of Incorporation, as amended, also provides that no sale, transfer or other disposition of the Series A Preferred Stock shall be valid unless made to a subsidiary or affiliate of Hollinger Inc. or unless the Company, by resolution adopted by its Board of Directors, shall first have consented to the proposed transfer and approved the proposed transferee (the "Series A Transfer Restriction"). Notwithstanding the foregoing sentence, any holder of Series A Preferred Stock may pledge such shares to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness or other obligations due to the pledgee, provided that such shares shall remain subject to, and upon foreclosure, realization or other similar action by the pledgee, shall be transferred only in accordance with, the Series A Transfer Restriction.

  Pursuant to the terms of the Hypothecation, Hollinger Inc. has pledged the Pledged Shares, the Class B Common Stock and the Series A Preferred Stock (together, the "Pledged Securities") to CIBC as collateral security for the obligations of Hollinger Inc. and certain affiliated companies under the CIBC Facility. The CIBC Facility requires compliance by Hollinger Inc. with certain financial and other covenants and is subject to customary default and other provisions. A default by Hollinger Inc. under the CIBC Facility and a foreclosure upon the Pledged Securities in accordance with the Hypothecation, the terms of the CIBC Facility and applicable law could result in a change of control of the Company.

  In connection with the Hypothecation, Hollinger Inc. entered into the CIBC Letter Agreement, pursuant to which Hollinger Inc. has agreed that, in the event that CIBC becomes the record holder of the Pledged Securities as a result of a foreclosure upon them in accordance with the Hypothecation, the terms of the CIBC Facility and applicable law, Hollinger Inc. will, at the written request of CIBC, use its reasonable best efforts to cause the Company to effect the registration under the Securities Act of all or part of the Pledged Shares and the shares of Class A Common Stock into which the Class B Common Stock and Series A Preferred Stock are convertible (but not less than 5,000,000 shares of Class A Common Stock), unless certain exemptions from the registration provisions of the Securities Act are applicable to the transactions proposed by CIBC. Hollinger Inc. has further agreed to pay all registration expenses (other than any underwriting discounts or commissions) in connection with such a registration. Hollinger Inc.'s undertakings in the CIBC Letter Agreement are subject to Hollinger Inc.'s obligations under the Share Exchange Agreement (including those described above) and were modified by the Registration Rights Agreement.

  On February 29, 1996 Hollinger Inc. transferred the Ontario Limited Shares and the Class B Common Stock, subject to the Hypothecation, to Ontario Limited. Pursuant to the terms of the Securities Pledge Agreement, Ontario Limited has pledged the Ontario Limited Shares as collateral security for its obligations under the Credit Agreement. The obligations of Ontario Limited under the Credit Agreement are guaranteed by Hollinger Inc. and certain of its Canadian subsidiaries. The Credit Agreement requires compliance by Hollinger and Ontario Limited with certain financial and other covenants and is subject to customary default and other provisions. A default by Ontario Limited under the Credit Agreement and a foreclosure upon only the Ontario Limited Shares in accordance with the Pledge Agreement, the Credit Agreement and applicable law is not expected to result in a change of control of the Company; provided, however, that CIBC may determine, in its discretion, that a default under the Credit Agreement constitutes a default under the CIBC Facility, which in turn could result in a change of control of the Company.

  In connection with the Securities Pledge Agreement, Ontario Limited, Hollinger Inc. and the Lenders entered into the Registration Rights Agreement. The Registration Rights Agreement provides that Hollinger and Ontario Limited will use their reasonable best efforts to cause the Company to effect a "shelf registration" under the Securities Act of the Pledged Shares (consisting of the 10,121,726 shares held directly by Hollinger Inc., the 7,539,028 shares held by Canada Limited and the 15,950,000 shares held by Ontario Limited) at the earliest possible date, but, in any case, not later than May 29, 1996. In connection with such registration, Hollinger Inc. will pay all registration expenses (other than any underwriting discounts or commissions), and all other selling expenses incurred by the Lenders will be borne by Hollinger Inc. and Ontario Limited. In accordance with the Registration Rights Agreement, this Registration Statement is being used to register the Pledged Shares pledged as collateral to both CIBC and the Lenders. The Registration Rights Agreement also provides that with respect to the Class B Common Stock and the Series A Preferred Stock the registration rights undertaking by Hollinger Inc. pursuant to the CIBC Letter Agreement shall remain in full force and effect.

  In addition to any present Pledges, Hollinger Inc. may pledge the Pledged Shares, subject to the Pledges and/or upon release from one or more of the Pledges, to secure Other Indebtedness to one or more of the Pledgees or to parties other than the Pledgees.

                              PLAN OF DISTRIBUTION

  Upon a Foreclosure, Pledged Shares registered hereby may be sold from time to time by or for the account of the Pledgees, or their transferees, on one or more exchanges or otherwise; directly to purchasers in negotiated transactions; by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchasers; in block trades in which the broker or dealer will attempt to sell Pledged Shares as agent but may position and resell a portion of the block as principal; in transactions in which a broker or dealer purchases as principal for resale for its own account; through underwriters or agents; or in any combination of the foregoing methods. Pledged Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from the Pledgees, or their transferees, and/or the purchasers of Pledged Shares. The proceeds to the Pledgees, or their transferees, from any sale of Pledged Shares will be net of any such compensation. If required at the time that a particular offer of Pledged Shares is made, a supplement to this Prospectus will be delivered that describes any material arrangements for the distribution of Pledged Shares and the terms of the offering, including, without limitation, the names of any underwriters, brokers, dealers or agents and any discounts, commissions or concessions and other items constituting compensation from the Pledgees, or their transferees, or otherwise. The Company may agree to indemnify any such brokers, dealers, underwriters, or agents against certain civil liabilities, including liabilities under the Securities Act.

  The Pledgees, or their transferees, and any brokers, dealers, underwriters or agents that participate with the Pledgees, or their transferees, in the distribution of Pledged Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by any such brokers, dealers, underwriters or agents and any profit on the resale of the Pledged Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  Hollinger Inc. has informed the Pledgees that the provisions of Rules 10b-6 and 10b-7 under the Exchange Act may apply to its sales of Pledged Shares and has furnished the Pledgees with a copy of these rules. Hollinger Inc. has advised the Pledgees of the requirement for delivery of a prospectus in connection with any sale of the Pledged Shares.

  Any Pledged Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Pledgees, or their transferees, will sell any or all of the Pledged Shares. The Pledgees, or their transferees, may transfer, devise or gift such Pledged Shares by other means not described herein.

  Hollinger Inc. will pay all of the expenses, including, but not limited to, fees and expenses of compliance with state securities or "blue sky" laws, incident to the registration of the Pledged Shares, other than any underwriting discounts and selling commissions, which will be borne by the Pledgees selling any of the Pledged Shares.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Pledged Shares offered hereby will be passed upon for the Company by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania.

                                    EXPERTS

  The consolidated financial statements of Hollinger International Inc. and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein and elsewhere in the Registration Statement from the Company's 1995 Form 10-K, have been included therein and incorporated by reference herein and elsewhere in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included therein and incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

=============================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE,SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                        _____________


                      TABLE OF CONTENTS

                                                            Page
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
Available Information . . . . . . . . . . . . . . . . . . .
Incorporation of Certain Documents by Reference . . . . . .
The Company . . . . . . . . . . . . . . . . . . . . . . . .
Recent Developments . . . . . . . . . . . . . . . . . . . .
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . .
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . .
Background  . . . . . . . . . . . . . . . . . . . . . . . .
Plan of Distribution  . . . . . . . . . . . . . . . . . . .
Legal Matters   . . . . . . . . . . . . . . . . . . . . . .
Experts . . . . . . . . . . . . . . . . . . . . . . . . . .

=============================================================

                              33,610,754 SHARES

                         HOLLINGER INTERNATIONAL INC.

                             CLASS A COMMON STOCK


                                  ----------

                                  PROSPECTUS

                                  ----------


                          ___________________, 1996

=============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses to be paid by Hollinger Inc. and/or Ontario Limited in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, which will be borne by the Pledgees, or their transferees, are as follows:

         Securities and Exchange Commission Filing Fee  . . . . . . . . . . .               $140,528
         *Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . .
         *Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . .
         *Printing Expenses . . . . . . . . . . . . . . . . . . . . . . . . .
         *Miscellaneous Expenses  . . . . . . . . . . . . . . . . . . . . . .
                                                                                            --------

                                  Total                                                     $

_______________________
         *To be supplied by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of the duty of care as a director, with certain limited exceptions.

         Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication or liability unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

         To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.

         The Company's Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification to officers and directors of the Company to the fullest extent permitted by the Delaware General Corporation Law.

         The Company maintains a policy of liability insurance which insures its officers and directors against losses resulting from certain wrongful acts committed by them in their capacity as officers and directors of the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits. The following exhibits are filed as part of this registration statement:

         EXHIBIT
         NUMBER                                   DESCRIPTION
         -------     --------------------------------------------------------------------------------
           5.01      Opinion of Kirkpatrick & Lockhart LLP*

          23.01      Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5.01)*

          23.02      Consent of KPMG Peat Marwick LLP

          24.01      Powers of Attorney (included on signature page of this registration statement)

          99.01      Hypothecation of Specific Securities dated October 13, 1995 by Hollinger Inc.
                     in favor of the Canadian Imperial Bank of Commerce

          99.02      Letter Agreement dated October 13, 1995 between Hollinger Inc. and the
                     Canadian Imperial Bank of Commerce

          99.03      Securities Pledge Agreement dated February 29, 1996 by 1159670 Ontario Limited in favor of the Canadian Imperial Bank of Commerce, as agent for the Lenders, and the Canadian Imperial Bank of Commerce, The Toronto-Dominion Bank and The Bank
                     of Nova Scotia

          99.04      Registration Rights Agreement dated February 29, 1996 among Hollinger Inc.,
                     1159670 Ontario Limited and the Canadian Imperial Bank of Commerce, The
                     Toronto-Dominion Bank and The Bank of Nova Scotia

          99.05      Letter Agreement dated May __, 1996 by Hollinger Inc., Hollinger International Inc.,
                     1159670 Ontario Limited, 3184081 Canada Limited and the Canadian Imperial Bank of
                     Commerce amending the Letter Agreement dated October 13, 1995 and the  Registration
                     Rights Agreement dated February 29, 1996*
- ---------------
*        To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 29, 1996.

                                        HOLLINGER INTERNATIONAL INC.

                                        By:  /s/ CONRAD M. BLACK
                                            --------------------------
                                            Conrad M. Black,
                                            Chairman of the Board
                                              and Chief Executive Officer

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth L. Serota and J. David Dodd, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                                     TITLE                             DATE
             ---------                                     -----                             ----
        /s/ CONRAD M. BLACK              Chairman of the Board, Chief Executive          May 29, 1996
- -----------------------------------      Officer and Director (Principal
          Conrad M. Black                Executive Officer)


        /s/ F. DAVID RADLER              President, Chief Operating Officer and          May 29, 1996
- -----------------------------------      Director
          F. David Radler


        /s/ J. A. BOULTBEE               Vice President, Finance and Treasury            May 29, 1996
- -----------------------------------      (Principal Financial Officer)
           J. A. Boultbee


         /s/ J. DAVID DODD               Vice President (Principal Accounting            May 29, 1996
- -----------------------------------      Officer)
           J. David Dodd


      /s/ BARBARA AMIEL BLACK            Vice President, Editorial and Director          May 29, 1996
- -----------------------------------
        Barbara Amiel Black


       /s/ DWAYNE O. ANDREAS             Director                                        May 29, 1996
- -----------------------------------
         Dwayne O. Andreas


          /s/ RICHARD BURT               Director                                        May 29, 1996
- -----------------------------------
            Richard Burt


                                         Director                                        May   , 1996
- -----------------------------------
        Raymond G. Chambers


        /s/ DANIEL W. COLSON             Director                                        May 29, 1996
- -----------------------------------
          Daniel W. Colson

             SIGNATURE                                     TITLE                             DATE
             ---------                                     -----                             ----
       /s/ HENRY A. KISSINGER
- -----------------------------------      Director                                        May 29, 1996
         Henry A. Kissinger


- -----------------------------------      Director                                        May   , 1996
         Marie-Josee Kravis


         /s/ SHMUEL MEITAR
- -----------------------------------      Director                                        May 29, 1966
           Shmuel Meitar


- -----------------------------------      Director                                        May   , 1966
          Richard N. Perle


       /s/ ROBERT S. STRAUSS
- -----------------------------------      Director                                        May 29, 1996
         Robert S. Strauss


         /s/ ALFRED TAUBMAN
- -----------------------------------      Director                                        May 29, 1966
           Alfred Taubman


       /s/ JAMES R. THOMPSON
- -----------------------------------      Director                                        May 29, 1966
         James R. Thompson


        /s/ LORD WEIDENFELD
- -----------------------------------      Director                                        May 29, 1966
          Lord Weidenfeld


        /s/ LESLIE H. WEXNER
- -----------------------------------      Director                                        May 29, 1996
          Leslie H. Wexner

                                 EXHIBIT INDEX


EXHIBIT                                                                       SEQUENTIAL PAGE
 NUMBER                              DESCRIPTION                                   NUMBER
- -------       -----------------------------------------------------------     ---------------
   5.01       Opinion of Kirkpatrick & Lockhart LLP*

  23.01       Consent of Kirkpatrick & Lockhart LLP (included in
              Exhibit 5.01)*

  23.02       Consent of KPMG Peat Marwick LLP

  24.01 Powers of Attorney (included on signature page of this registration statement)

  99.01       Hypothecation of Specific Securities dated October 13,
              1995 by Hollinger Inc. in favor of the Canadian Imperial
              Bank of Commerce

  99.02       Letter Agreement dated October 13, 1995 between Hollinger
              Inc. and the Canadian Imperial Bank of Commerce

  99.03       Securities Pledge Agreement dated February 29, 1996 by
              1159670 Ontario Limited in favor of the Canadian Imperial
              Bank of Commerce, as agent for the Lenders, and the Canadian
              Imperial Bank of Commerce, The Toronto-Dominion Bank and
              The Bank of Nova Scotia

  99.04 Registration Rights Agreement dated February 29, 1996 among Hollinger Inc., 1159670 Ontario Limited and the
              Canadian Imperial Bank of Commerce, The Toronto-Dominion
              Bank and The Bank of Nova Scotia

  99.05      Letter Agreement dated May __, 1996 by Hollinger Inc.,
             Hollinger International Inc., 1159670 Ontario Limited,
             3184081 Canada Limited, and the Canadian Imperial Bank of
             Commerce amending the Letter Agreement dated October 13, 1995 and the Registration Rights Agreement dated February 29, 1996*
- ---------------
*        To be filed by amendment.